Exhibit 5.1

October 21, 2021

Reference: 90895/175
Sierra Wireless, Inc. 13811 Wireless Way Richmond, BC V6V 3A4
RE:    Sierra Wireless, Inc. - Registration Statement on Form S-8
Dear Sirs/Mesdames:
We have acted as Canadian counsel for Sierra Wireless, Inc., a corporation incorporated under the laws of Canada (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-8 (the “Registration Statement”) of 2,940,551 common shares of the Company (the “Option Plan Shares”) which are reserved for issuance pursuant to options granted or to be granted under or otherwise governed by the Company’s Amended and Restated 1997 Stock Option Plan (the “Stock Option Plan”) and 3,112,103 common shares of the Company (“Treasury RSU Shares”) to be issued pursuant to share units granted or to be granted under or otherwise governed by the Company’s 2011 Treasury Based Restricted Share Unit Plan (“Treasury RSU Plan”). This opinion is being delivered at your request.
For the purpose of this opinion, we have reviewed such corporate records of the Company and such other documents as we have deemed appropriate to give this opinion, including, without limitation, the officer’s certificate of Jennifer Farac, Corporate Secretary of the Company, dated as of October 21, 2021 (the “Certificate”). With respect to such factual matters referred to herein and which were not independently verified, we have relied solely on the Certificate.
We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.
Based upon and subject to the foregoing, we are of the opinion that:
(a)
the Option Plan Shares have been duly authorized and when issued and paid for in accordance with the terms of the Stock Option Plan, will be validly issued, fully paid and non-assessable common shares in the capital of the Company; and

(b)
the Treasury RSU Shares have been duly authorized and when issued in accordance with the terms of the Treasury RSU Plan, will be validly issued, fully paid and non-assessable common shares in the capital of the Company.

The opinion expressed in this letter is subject to the following exceptions and qualifications:
(a)	we do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable; and
(b)	our opinion is based on legislation and regulations in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.
Very truly yours,

/s/ Blake, Cassels & Graydon LLP